Filed Pursuant to Rule 424(b)(5)

Registration No. 333-84254

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 21, 2002)

804,738 Shares

Common Stock

Toys “R” Us, Inc. is selling 804,738 shares of its common stock to holders of its Equity Security Units pursuant to the election by such holders to effect an early cash settlement of its Equity Security Units under the terms thereof. Toys “R” Us expects to receive approximately $17,342,000 in cash proceeds (before giving effect to cash in lieu of fractional shares which Toys “R” Us will pay to such holders) for the shares of common stock and will use these proceeds for general corporate purposes. See “Description of Common Stock” in the accompanying prospectus for a description of the Toys “R” Us common stock to be issued, as supplemented by the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

On March 17, 2005, we announced that we had entered into an Agreement and Plan of Merger, dated as of March 17, 2005 (the “Merger Agreement”), with Global Toys Acquisition, LLC (“Parent”) and Global Toys Acquisition Merger Sub, Inc. (“Acquisition Sub”). Parent and Acquisition Sub are entities directly and indirectly owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust (collectively, the “Sponsors”). Under the terms of the agreement, the Sponsors will acquire the outstanding shares of Toys “R” Us, Inc. for $26.75 per share, representing a transaction value of approximately $6.6 billion in addition to the assumption of debt. Consummation of the proposed merger is subject to various customary conditions. Our stockholders adopted the Merger Agreement at a special meeting of our stockholders held on June 23, 2005. We currently expect that the proposed merger will occur by the end of July 2005; however, there can be no assurance that the proposed merger will be consummated. If the proposed merger is consummated, the shares of our common stock sold hereunder will be converted into the right to receive $26.75 per share in cash, without interest.

Our common stock is listed on the New York Stock Exchange under the symbol “TOY.” On July 15, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $26.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 in the accompanying prospectus and “Risks Associated with Our Business” and “Risks Related to the Proposed Merger” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Toys “R” Us is selling the shares directly and not through any underwriters.

Toys “R” Us expects to deliver the shares to purchasers on or about July 20, 2005.

July 19, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the sale of our common stock upon this early settlement. The second part, the accompanying prospectus which is dated at the time of the original issuance of the equity security units, gives more information about the equity security units and the common stock issuable upon settlement of the equity security units. The prospectus supplement, or the information incorporated by reference herein, may add, update or change information in the accompanying prospectus.

If the description of the early settlement, our common stock, our company or any other matters varies between this prospectus supplement and the accompanying prospectus or the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, “Toys “R” Us,” “Company,” “we,” “us” and “our” generally refer to Toys “R” Us, Inc., together with its consolidated subsidiaries, unless the context otherwise indicates. When we refer to “you” or “yours,” we mean the holders of the equity security units who are effecting an early settlement.

Toys “R” Us, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at One Geoffrey Way, Wayne, New Jersey 07470, and our telephone number is (973) 617-3500.

We are not incorporating by reference in this prospectus supplement or the accompanying prospectus any material from our web sites. The reference to our web sites are inactive textual references to the uniform resource locators (URLs) and are for your reference only.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, or SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file electronically with the SEC (http://www.sec.gov). You can also inspect reports and other information that we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The accompanying prospectus is part of a registration statement on Form S-3 that we filed with the SEC covering our common stock. For further information concerning the common stock, you should refer to the registration statement, including its exhibits. Our Restated Certificate of Incorporation, our Amended and Restated By-Laws and our Amended and Restated Rights Agreement, including amendments to our Amended and Restated By-Laws and our Amended and Restated Rights Agreement are incorporated by reference as exhibits to the registration statement. In addition, additional amendments to our Amended and Restated By-Laws and our Amended and Restated Rights Agreement, as well as the Merger Agreement, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended January 29, 2005. This prospectus supplement and the accompanying prospectus summarize material provisions of our common stock. Because this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of the documents governing our common stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents or the specified sections thereof previously filed by us with the SEC and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the settlement date of the early settlement. These documents contain important information about us.

•	Our Annual Report on Form 10-K for the fiscal year ended January 29, 2005;

•	The section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 23, 2005;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005;

•	Our Current Reports on Form 8-K filed with the United States Securities and Exchange Commission dated February 14, 2005, February 18, 2005, March 22, 2005, March 24, 2005, April 4, 2005, April 7, 2005, April 14, 2005, May 10, 2005, May 18, 2005, May 27, 2005, June 14, 2005, June 23, 2005 and June 29, 2005; and

•	Form 8-A, as filed on January 16, 1998, as amended by Current Report on Form 8-K as filed on April 16, 1999, and as further amended by Form 8-A/A, as filed on March 22, 2005.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. For example, the information in the accompanying prospectus under the headings “Prospectus Summary—Toys “R” Us, Inc.,” “Business” and “Recent Developments” is superseded in its entirety by the information in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as modified by subsequent filings. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of these reports and other filings, other than exhibits, unless those exhibits are specifically incorporated by reference into those filings, at no cost by writing to Ursula H. Moran, Vice President—Investor Relations, Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, or telephoning us at (973) 617-3500.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents to which we refer you in this prospectus supplement, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements in this prospectus supplement, the accompanying prospectus and the incorporated documents that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, implementation of the proposed merger, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international developments, future financings, targets and future occurrences and trends. These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, the timing and receipt of approvals for the proposed merger, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors for our merchandise, domestic and international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, existence of adverse litigation and risks, uncertainties and factors set forth in this prospectus supplement, the accompanying prospectus and our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this prospectus supplement). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.